Exhibit 99.2

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

The following financial statements of the Registrant and its subsidiaries are required to be included in Item 8:

The following financial statement schedule of the Registrant and its subsidiaries for fiscal years 2010, 2009 and 2008 should be read in conjunction with the Consolidated Financial Statements of the Registrant and its subsidiaries:

Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts.	S-1

All other required schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or the notes thereto.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Varian Semiconductor Equipment Associates, Inc.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(1) present fairly, in all material respects, the financial position of Varian Semiconductor Equipment Associates, Inc. and its subsidiaries (the “Company”) at October 1, 2010 and October 2, 2009, and the results of their operations and their cash flows for each of the three years in the period ended October 1, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of October 1, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for fair value measurements in fiscal year 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/S/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

November 22, 2010

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

	October 1, 2010	October 2, 2009
	(Amounts in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$235,450	$192,148
Short-term investments	60,871	44,043
Accounts receivable, net	223,960	115,002
Inventories	190,538	100,764
Deferred income taxes	20,955	19,601
Other current assets	21,428	22,188

Total current assets	753,202	493,746
Long-term investments	101,332	86,439
Property, plant and equipment, net	68,140	65,785
Goodwill	12,280	12,280
Deferred income taxes	4,363	5,325
Other assets	2,893	2,664

Total assets	$942,210	$666,239

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current portion of long-term debt	$668	$610
Accounts payable	53,529	26,449
Accrued expenses	46,071	22,812
Income taxes payable	7,476	1,820
Product warranty	8,627	3,943
Deferred revenue	46,707	27,098

Total current liabilities	163,078	82,732
Long-term accrued expenses and other long-term liabilities	80,206	66,285
Long-term debt	924	1,592

Total liabilities	244,208	150,609

Commitments, contingencies and guarantees (Note 22)

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 150,000,000 shares authorized; 95,819,646 shares issued and 73,432,116 shares outstanding at October 1, 2010; 94,519,926 shares issued and 72,804,096 shares outstanding at October 2, 2009	958	945
Capital in excess of par value	654,458	612,930
Less: Cost of 22,387,530 and 21,715,830 shares of common stock held in treasury at October 1, 2010 and October 2, 2009, respectively	(732,859)	(714,877)
Retained earnings	775,635	616,051
Accumulated other comprehensive (loss) income	(190)	581

Total stockholders’ equity	698,002	515,630

Total liabilities and stockholders’ equity	$942,210	$666,239

The accompanying notes to the consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands, except per share data)
Revenue
Product	$769,574	$309,230	$752,629
Service	62,206	52,851	81,432

Total revenue	831,780	362,081	834,061

Cost of revenue
Product	383,950	185,475	386,713
Service	40,433	33,938	51,582

Total cost of revenue	424,383	219,413	438,295

Gross profit	407,397	142,668	395,766

Operating expenses
Research, development and engineering	98,233	80,063	111,240
Marketing, general and administrative	121,705	96,193	130,672
Restructuring	380	9,159	1,607

Total operating expenses	220,318	185,415	243,519

Operating income (loss)	187,079	(42,747)	152,247
Interest income	3,895	5,283	10,505
Interest expense	(269)	(929)	(1,724)
Other expense, net	(1,132)	(1,088)	(117)

Income (loss) before income taxes	189,573	(39,481)	160,911
Provision for (benefit from) income taxes	29,989	(1,483)	61,395

Net income (loss)	$159,584	$(37,998)	$99,516

Weighted average shares outstanding—basic	74,372	73,075	74,320
Weighted average shares outstanding—diluted	75,275	73,075	75,393
Net income (loss) per share—basic	$2.15	$(0.52)	$1.34
Net income (loss) per share—diluted	$2.12	$(0.52)	$1.32

The accompanying notes to the consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Cash flow from operating activities:
Net income (loss)	$159,584	$(37,998)	$99,516
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,851	15,603	17,106
Amortization of investment premiums	1,785	611	412
Deferred income taxes	(392)	(278)	3,195
Stock-based compensation	21,968	22,140	23,107
Tax benefit from stock-based compensation	3,275	554	2,629
Excess tax benefits from stock-based compensation	(2,631)	(986)	(2,499)
Changes in assets and liabilities:
Accounts receivable, net	(106,024)	16,756	61,341
Inventories	(95,793)	56,135	4,915
Other current assets	760	2,259	1,563
Accounts payable	26,882	(2,678)	(20,619)
Accrued expenses	36,493	(17,595)	5,212
Product warranty	4,920	(4,263)	(4,706)
Deferred revenue	22,852	(9,659)	(23,621)
Other	210	1,073	438

Net cash provided by operating activities	89,740	41,674	167,989

Cash flows from investing activities:
Purchases of property, plant and equipment	(12,469)	(7,095)	(9,475)
Proceeds from sales of investments	14,608	7,773	21,599
Proceeds from maturities of investments	86,076	74,317	128,871
Purchases of investments	(133,053)	(70,517)	(107,730)

Net cash (used in) provided by investing activities	(44,838)	4,478	33,265

Cash flows from financing activities:
Proceeds from the issuance of common stock upon exercise of options and issuance of stock under the employee stock purchase plan	16,298	7,976	7,338
Excess tax benefits from stock-based compensation	2,631	986	2,499
Repurchase of common stock	(17,982)	—	(179,454)
Repayment of long-term debt	(610)	(559)	(510)

Net cash provided by (used in) financing activities	337	8,403	(170,127)

Effects of exchange rates on cash	(1,937)	(2,086)	(962)

Net increase in cash and cash equivalents	43,302	52,469	30,165
Cash and cash equivalents at beginning of period	192,148	139,679	109,514

Cash and cash equivalents at end of period	$235,450	$192,148	$139,679

Supplemental information to the cash flow:
Cash payments for income taxes, net of refunds	$10,089	$515	$39,161
Cash payments for interest	$214	$509	$498
Non-cash transfers of engineering and demonstration tools from inventory to equipment, net	$6,018	$8,668	$1,423

The accompanying notes to the consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

	Number of Common Shares Outstanding	Common Stock	Capital in Excess of Par Value	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	(Shares and amounts in thousands)
Balance at September 28, 2007	75,752	$927	$549,204	($535,423)	$556,237	($1,173)	$569,772
Components of comprehensive income:
Net income	—	—	—	—	99,516	—	99,516
Unrealized gain on cash flow hedging instruments, net of tax (1)	—	—	—	—	—	460	460
Reclassification adjustment for realized gains on cash flow hedging instruments included in net income, net of tax (2)	—	—	—	—	—	(389)	(389)
Unrealized loss on investments, net of tax (3)	—	—	—	—	—	(1,469)	(1,469)
Reclassification adjustment for realized gains on investments included in net income, net of tax (4)	—	—	—	—	—	(235)	(235)
Actuarial gain on pension plan, net of tax (5)	—	—	—	—	—	629	629

Total comprehensive income	—	—	—	—	—	—	98,512

Adjustment for uncertainty in income taxes (upon initial adoption of new accounting principle), net of tax	—	—	—	—	(1,704)	—	(1,704)
Acquisition of treasury shares	(4,751)	—	—	(179,454)	—	—	(179,454)
Stock-based compensation expense	—	—	23,107	—	—	—	23,107
Issuance of common stock under stock plans, including income tax benefit (6)	818	8	9,959	—	—	—	9,967

Balance at October 3, 2008	71,819	935	582,270	(714,877)	654,049	(2,177)	520,200
Components of comprehensive loss:
Net loss	—	—	—	—	(37,998)	—	(37,998)
Unrealized loss on cash flow hedging instruments net of tax (1)	—	—	—	—	—	(1,405)	(1,405)
Reclassification adjustment for realized losses on cash flow hedging instruments included in net loss, net of tax (2)	—	—	—	—	—	1,225	1,225
Unrealized gain on investments, net of tax (3)	—	—	—	—	—	2,539	2,539
Reclassification adjustment for realized losses on investments included in net loss, net of tax (4)	—	—	—	—	—	524	524
Actuarial loss on pension plan, net of tax (5)	—	—	—	—	—	(125)	(125)

Total comprehensive loss	—	—	—	—	—	—	(35,240)

Acquisition of treasury shares	—	—	—	—	—	—	—
Stock-based compensation expense	—	—	22,140	—	—	—	22,140
Issuance of common stock under stock plans, including income tax benefit (6)	985	10	8,520	—	—	—	8,530

Balance at October 2, 2009	72,804	945	612,930	(714,877)	616,051	581	515,630
Components of comprehensive income:
Net income	—	—	—	—	159,584	—	159,584
Unrealized loss on cash flow hedging instruments net of tax (1)	—	—	—	—	—	(2,285)	(2,285)
Reclassification adjustment for realized losses on cash flow hedging instruments included in net loss, net of tax (2)	—	—	—	—	—	603	603
Unrealized gain on investments, net of tax (3)	—	—	—	—	—	663	663
Reclassification adjustment for realized losses on investments included in net loss, net of tax (4)	—	—	—	—	—	120	120
Actuarial loss on pension plan, net of tax (5)	—	—	—	—	—	128	128

Total comprehensive income	—	—	—	—	—	—	158,813

Acquisition of treasury shares	(672)	—	—	(17,982)	—	—	(17,982)
Stock-based compensation expense	—	—	21,968	—	—	—	21,968
Issuance of common stock under stock plans, including income tax benefit (6)	1,300	13	19,560	—	—	—	19,573

Balance at October 1, 2010	73,432	958	654,458	(732,859)	775,635	(190)	$698,002

(1)	Net of $(99) thousand, $(722) thousand and $317 thousand of tax in fiscal years 2010, 2009 and 2008, respectively.

(2)	Net of $(26) thousand, $(644) thousand and $277 thousand of tax in fiscal years 2010, 2009 and 2008, respectively.

(3)	Net of $374 thousand, $1,544 thousand and $1,051 thousand of tax in fiscal years 2010, 2009 and 2008, respectively.

(4)	Net of $(68) thousand, $(21) thousand and $168 thousand of tax in fiscal years 2010, 2009 and 2008, respectively.

(5)	Net of $81 thousand, $(69) thousand and $432 thousand of tax in fiscal years 2010, 2009 and 2008, respectively.

(6)	Net of $3,275 thousand, $554 thousand and $2,629 thousand of income tax benefit in fiscal years 2010, 2009 and 2008, respectively.

The accompanying notes to the consolidated financial statements are an integral part of these statements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Company

Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor,” the “Company,” “we,” “our,” or “us”) designs, manufactures, markets and services semiconductor processing equipment used in the fabrication of integrated circuits to customers located both in the United States, or U.S., and in international markets. We face risk factors similar to all companies in the semiconductor manufacturing equipment market including, but not limited to, competition, market downturn, technological change, international operations and related foreign currency risks and the ability to recruit and retain key employees.

The accompanying consolidated financial statements include the accounts of Varian Semiconductor and its subsidiaries and have been prepared by us in accordance with accounting principles generally accepted in the U.S., or GAAP.

Note 2.	Basis of Presentation and Summary of Significant Accounting Policies

Revisions

During the quarter ended October 2, 2009, we identified certain instances dating back to fiscal year 1999 in which deferred income taxes and long-term tax liabilities were not properly recorded in our financial statements. These adjustments individually and in the aggregate were not material to our financial statements for all periods impacted. We have revised our historical financial statements to properly reflect these adjustments.

We recorded adjustments to increase deferred tax assets or reduce long-term tax liabilities and decrease income tax expense, resulting in an increase of net income, or reduction in net loss, by $1.8 million, $1.1 million and $2.2 million for the three months ended July 3, 2009 and fiscal years 2008 and 2007, respectively.

Reclassifications

Certain prior year amounts in the footnotes have been reclassified to conform with the current year’s presentation.

Fiscal Year

Our fiscal year is a 52-week or 53-week period that ends on the Friday nearest September 30. Fiscal year 2010 was comprised of a 52-week period ended on October 1, 2010. Fiscal year 2009 was comprised of a 52-week period ended on October 2, 2009. Fiscal year 2008 was comprised of a 53-week period ended on October 3, 2008.

Principles of Consolidation

The consolidated financial statements include our accounts and those of our wholly owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. On an ongoing basis, we evaluate our estimates and assumptions including, but not limited to, deferred revenue, loss contingencies, warranty accruals, the reserve for excess and obsolete inventory, income taxes payable, deferred tax assets, stock-based compensation, and allowance for doubtful accounts. Actual results may differ from those estimates.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

Product revenue is comprised of established and new products including tools, upgrades and spare parts.

We recognize revenue from tool sales upon shipment, provided that title and risk of loss has passed to the customer, evidence of an arrangement exists, fees are contractually fixed or determinable, collectability is reasonably assured and there are no uncertainties regarding customer acceptance. Our transactions frequently include the sale of systems and services under multiple element arrangements.

We generally follow predetermined criteria for changing the classification of a new tool to an established tool. We generally recognize tools as established after demonstrating success in achieving customer acceptance of the same tool type and specification, for the same or similar application. In most circumstances, once a new tool achieves the predetermined criteria, the tool is considered established. Furthermore, prior installation costs on the tool type can also influence the evaluation of tool maturity on a going forward basis.

Tools are classified as established if the installation process and the post-delivery acceptance provisions are deemed routine, and there is a demonstrated history of achieving the predetermined established tool criteria. The majority of tools are designed and manufactured to meet contractual customer specifications, and established tools must have been demonstrated to meet customer specifications before shipment.

For established and new tools, a portion of the total purchase price is typically not due until installation occurs and the customer accepts the tool. For established tools, the lesser of the amount allocated to the equipment or the contractual amount due upon delivery is recorded as product revenue upon delivery. The amount deferred for installation is recognized as service revenue upon customer acceptance and any remaining deferral is recognized as product revenue. For new tools, revenue is not recognized until customer acceptance. Spare parts and upgrade sales are typically recognized as revenue upon the later of delivery or the transfer of title and risk of loss to the customer.

Service revenue includes revenue from maintenance and service contracts, extended warranties, paid service and system installation services. Revenue related to maintenance and service contracts is recognized ratably over the duration of the contracts. Extended warranty revenue is deferred and recognized ratably over the applicable warranty term. Revenue related to paid service is recorded when earned and revenue related to installation is recorded upon fulfillment of the service obligation and customer acceptance. It generally takes approximately three to six weeks for our technicians to complete the installation of our products and perform tests agreed to with customers. Certain customers formally document their acceptance of our products at this time. Other customers elect to perform additional internal testing prior to formal acceptance, and this process generally takes eight to twelve weeks.

In October 2009, the Financial Accounting Standards Board, or FASB, issued new accounting guidance for revenue recognition for multiple element arrangements. The new accounting guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted. We adopted the new accounting guidance in the third quarter of fiscal year 2010. In accordance with the new guidance, we applied the adoption prospectively from the beginning of fiscal year 2010. There was no significant impact on our financial position, results of operations or cash flows upon implementation and we do not expect the adoption of this guidance to have a material impact on our future reporting periods based on our current practices. The new accounting guidance impacts the determination of when the individual elements included in a multiple element arrangement may be treated as separate units of accounting and modifies the manner in which the transaction consideration is allocated across the separately identified elements by requiring the use of the relative selling price method and no longer permitting the use of the residual method to allocate arrangement consideration. Additionally, the new accounting guidance modifies the fair value requirements by allowing the use of estimated selling prices, or ESP,

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of elements if the entity does not have vendor-specific objective evidence, or VSOE, or third-party evidence, or TPE, of a selling price. A selling price hierarchy must be followed in which an entity must first determine that it does not have VSOE or TPE before using ESP to allocate revenue to the elements in an arrangement.

For transactions that originated through October 2, 2009 and were not materially modified after that date, revenue was allocated to systems on a residual method basis. Under this method, the total value of the arrangement was allocated first to the undelivered elements based on their fair values, with the remainder being allocated to systems revenue. For transactions that originated or were materially modified after October 2, 2009, we use the relative selling price method. The total consideration for an arrangement is allocated among the separate elements in the arrangement based on relative selling price as determined using the selling price hierarchy. We regularly review the method used to determine our relative selling price and update any estimates accordingly.

In October 2009, the FASB issued new accounting guidance for certain revenue arrangements that include software elements. The new accounting guidance amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. The new accounting guidance is effective for fiscal years beginning on or after June 15, 2010, with early adoption permitted, and must be adopted in the same period as the new accounting guidance for revenue recognition for multiple element arrangements. Accordingly, we adopted the new accounting guidance in the third quarter of fiscal year 2010. The adoption of this new guidance had no impact on our financial position, results of operations or cash flows.

Deferred Revenue

Deferred revenue includes customer advances and amounts that have been billed pursuant to contractual terms but have not been recognized as revenue. We also defer the fair value of extended warranties bundled with equipment sales as deferred revenue. Deferred revenue for extended warranties is recognized ratably over the applicable warranty term, which generally is from 13 to 24 months from the date the customer accepts the products.

Evaluation Tools

We periodically supply evaluation tools to potential new customers, usually for a period of six months to one year. While the tool is at the customer’s semiconductor manufacturing factory, or fab, we work closely with the customer on complex processes to qualify the tool for that particular customer’s requirements. Until it is determined that a sale is probable, qualification costs are included in marketing, general and administrative expenses in the period incurred and we amortize the carrying value of the evaluation tool ratably over a period of typically four years. These costs are recorded as marketing, general and administrative expenses and the carrying value of the evaluation tool is included in inventory. Once it is determined a sale is probable, future qualification costs are added to the carrying value of the tool and the amortization of the carrying value is terminated. Customer evaluations are often successful and upon fulfillment of all four revenue recognition criteria, we recognize the revenue from the evaluation tool and remaining tool costs through revenue and cost of product revenue, respectively.

Stock-based Compensation

Compensation cost for stock-based awards exchanged for employee and director services is measured at grant date and is based on the fair value of the award. The straight-line method is applied to all grants with service conditions, while the graded vesting method is applied to all grants with both service and performance conditions.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The choice of a valuation technique and the approach utilized to develop the underlying assumptions for that technique, involve significant judgments. These judgments reflect management’s assessment of the most accurate method of valuing the stock options we issue based on historical experience, knowledge of current conditions, and beliefs of what could occur in the future given available information. Our judgments could change over time if the facts underlying these assumptions change, or as additional information becomes available. Any change in judgments could have a material impact on our financial statements. We believe that these estimates incorporate all relevant information and represent a reasonable approximation in light of the difficulties involved in valuing non-traded stock options.

Cash, Cash Equivalents and Investments

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate estimated fair value because of the short-term maturities of those financial instruments.

Short-term investments consist primarily of certificates of deposit, U.S. Treasury and government agency securities and corporate bonds. All short-term investments have been classified as available-for-sale and are carried at fair market value, which approximates cost, due to the short period of time to maturity and the relative risk of the investments. At fiscal year end 2010, we had the ability but not the intent to liquidate certain investments in order to meet our liquidity needs for the next twelve months. Accordingly, those investments with contractual maturities greater than one year from the date of acquisition have been classified as long-term.

Accounts Receivable and Allowance for Doubtful Accounts

Substantially all of our accounts receivable balance relates to trade receivables. Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments for products and services. Accounts with known financial issues are first reviewed and specific estimates are recorded. The remaining accounts receivable balances are then grouped in categories by the amount of days the balance is past due and the estimated loss is calculated as a percentage of the total category based upon past history. Account balances are charged off against the allowance when it is probable the receivable will not be recovered.

Inventory and Purchase Order Commitments

We value our inventory at the lower of cost or market using the first-in, first-out method. On a quarterly basis, we assess the realizability of all inventories to determine whether adjustments for impairment are required. The determination of lower of cost or market requires that we make significant assumptions about future demand for products and the transition to new product offerings from legacy products. We also provide for losses on those open purchase order commitments in which our estimated obligation to receive inventory under the commitments exceeds expected production demand. These assumptions include, but are not limited to, future manufacturing schedules, customer demand, supplier lead time and technological and market obsolescence. Once inventory is written down and a new cost basis has been established, it is not written back up if demand increases.

Property, Plant and Equipment

Property, plant, and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed in the period the cost is incurred. Plant and equipment are depreciated over their estimated

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

useful lives using the straight-line method. Leasehold improvements are amortized using the straight-line method over their estimated useful lives, or the remaining term of the lease, whichever is less. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are relieved from the accounts and resulting gains or losses are included in operating income in the consolidated statements of operations.

Goodwill and Other Long-Lived Assets

As of October 1, 2010 and October 2, 2009, goodwill was $12.3 million. In accordance with the provisions of the goodwill accounting guidance, goodwill is not amortized. We test for the impairment of goodwill on an annual basis or whenever events or changes in circumstances suggest that the carrying amount may not be recoverable. We test for goodwill impairment at the consolidated level, as our subsidiaries do not constitute separate businesses and all possess similar economic characteristics. The test is performed by deducting the fair value of all assets and liabilities from the total estimated fair value to determine residual goodwill. We completed our annual goodwill impairment test in each of the fiscal years ended 2010 and 2009 and determined that goodwill was not impaired.

Whenever events or changes in circumstances indicate that the carrying amounts of a long-lived asset may not be recoverable, we review these assets for impairment. If the future undiscounted cash flows are less than the carrying amount of that asset, impairment exists. We recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets. Fair value is normally assessed using a discounted cash flow model. No impairment losses on long-lived assets were recognized in each of the fiscal years ended 2010 and 2009.

Product Warranties

We provide for the estimated cost of product warranties, the amount of which is based primarily upon historical information, at the time product revenue is recognized. While we engage in extensive product quality programs and processes including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure and supplier warranties on parts delivered to us. Should actual product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure or supplier warranties on parts differ from our estimates, revisions to the estimated warranty liability would be required.

Environmental Liabilities

Liabilities are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with completion of a feasibility study or our commitment to a formal plan of action. In situations where the various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate then future costs, the lower limit of an estimated range is accrued on a non-discounted basis. All other liabilities, where we have generally sufficient knowledge to estimate the scope of costs and future activities, are accrued on a discounted basis. Should new information become available and/or different assumptions are applied in the estimation of environmental liabilities, revisions to the accrued environmental liability would be required.

Income Taxes

We use the asset and liability method of accounting for deferred income taxes. The provision for income taxes includes income taxes currently payable and those deferred as a result of temporary differences between the financial statement and tax bases of assets and liabilities. A valuation allowance is provided to reduce deferred

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

tax assets to the amount of future tax benefit when it is more likely than not that some portion of the deferred tax assets will not be realized. Projected future taxable income and ongoing tax planning strategies are considered and evaluated when assessing the need for a valuation allowance. Any increase or decrease in a valuation allowance could have a material adverse or beneficial impact on our income tax provision and net income in the period in which the determination is made.

The accounting standard which provides guidance for accounting for uncertainty in income taxes contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon audit, including resolutions of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. We reevaluate these uncertain tax positions on a quarterly basis. This evaluation is based on factors including, but not limited to, changes in facts or circumstances, changes in tax law, effectively settled issues under audit and new audit activity. Any change in these factors could result in the recognition of a tax benefit or an additional charge to the tax provision. The accounting standard for uncertainty in income taxes also provides guidance on classification, interest and penalties, accounting in interim periods, disclosure and transition.

Derivative Financial Instruments

Our foreign subsidiaries operate and sell our products in various global markets. As a result, we are exposed to changes in foreign currency exchange rates. We utilize foreign currency forward exchange contracts to hedge against currency exposures that are associated with certain of our assets and liabilities denominated in various non-U.S. dollar currencies. The effect of exchange rate changes on forward exchange contracts is expected to offset the effect of exchange rate changes on the underlying hedged items. We believe these financial instruments do not subject us to speculative risk that would otherwise result from changes in currency exchange rates. We do not use derivative financial instruments for speculative or trading purposes.

All of our derivative financial instruments are recorded at fair value based upon quoted market prices for comparable instruments. For derivative instruments designated and qualifying as cash flow hedges of anticipated foreign currency denominated transactions, the effective portion of the gain or loss on these hedges is reported as a component of accumulated other comprehensive (loss) income in stockholders’ equity, and is reclassified into earnings when the hedged transaction is settled. If the transaction being hedged fails to occur, or if a portion of any derivative is ineffective, the gain or loss on the associated financial instrument is recorded immediately in earnings. For derivative instruments used to hedge existing foreign currency denominated assets or liabilities, the gain or loss on these hedges is recorded immediately in earnings to offset the changes in the fair value of the assets or liabilities being hedged.

Foreign Currency Translation

For international operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets such as inventories and property, plant, and equipment are translated at historical rates. Income and expense items are translated at effective rates of exchange prevailing during each year, except that inventories and depreciation charged to operations are translated at historical rates. Foreign exchange gains and losses are recorded in the consolidated statements of operations in other expense, net.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Concentration of Risk

Financial instruments that potentially expose us to concentrations of credit risk consist principally of trade accounts receivable, cash investments and forward foreign exchange contracts. In recent fiscal years, we have sold over half of our systems to our ten largest customers, and our trade accounts receivable is primarily comprised of these respective customers. However, the concentration of credit risk is limited as the customer base is dispersed among many geographic regions and is comprised primarily of large multinational companies. Furthermore, for some higher risk customers, we may require a letter of credit to reduce credit exposure. We perform ongoing credit evaluations and generally do not require collateral from our customers. As of October 1, 2010, four customers accounted for 12%, 11%, 11% and 10%, respectively, of the accounts receivable balance. As of October 2, 2009, two customers accounted for 23% and 21% of the accounts receivable balance.

In fiscal year 2010, revenue from two customers accounted for 23% and 13% of our total revenue. In fiscal year 2009, revenue from two customers accounted for 21% and 16% of our total revenue. In fiscal year 2008, revenue from two customers accounted for 16% and 13% of our total revenue.

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate estimated fair value because of the short-term maturities of those financial instruments. Cash equivalents as of October 1, 2010 and October 2, 2009 were $150.3 million and $164.5 million, respectively. Cash and cash equivalents are invested with multiple financial institutions. Investments consist primarily of U.S. Treasury, government agency and corporate bonds and certificates of deposit. All investments have been classified as available-for-sale and are carried at fair market value due to the short period of time to maturity and the relative risk of the investments. We manage our cash equivalents and investments as a single portfolio of highly marketable securities that is intended to be available to meet our current cash requirements. We also place forward foreign exchange contracts with investment grade financial institutions in order to minimize currency risk exposure.

We obtain some of the components and subassemblies that are included in our products from a limited group of suppliers, or in some cases a single source supplier. The loss of any supplier, including any single source supplier, would require obtaining one or more replacement suppliers and may also require devoting significant resources to product development to incorporate new parts from other sources into our products. The need to change suppliers or to alternate between suppliers might cause delays in delivery or significantly increase our costs. Although we have insurance to protect against loss due to business interruption from these and other sources, we cannot provide assurance that such coverage will be adequate or that it will remain available on commercially acceptable terms. Although we seek to reduce our dependence on these limited source suppliers, disruption or loss of these sources could negatively impact our business and damage customer relationships.

Research, Development and Engineering Costs

Research, development and engineering is comprised mainly of costs of internally-funded projects as well as continuing product development support. Costs incurred generally consist of employee and material costs, depreciation of equipment and other engineering related expenses. Research, development and engineering costs are expensed as incurred.

Recent Accounting Pronouncements

In January 2010, the FASB issued authoritative guidance which requires enhanced disclosure of activity in Level 3 fair value measurements. This guidance states that the reporting entity should disclose separately

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

information about purchases, sales, issuances and settlements in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3 inputs. The guidance for Level 3 fair value measurements disclosures becomes effective for us in the first quarter of fiscal year 2011. We do not expect this guidance to have an impact on our consolidated financial statements.

Note 3. Fair Value

In September 2006, the FASB issued authoritative guidance for fair value measurements which defines fair value, establishes a framework for measuring fair value, and expands disclosures about assets and liabilities measured at fair value in the financial statements. The framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants.

In February 2008, the FASB issued authoritative guidance which allows for the delay of the effective date for one year of the authoritative guidance for fair value measurements for all nonfinancial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We adopted the provisions of the guidance for financial assets and liabilities on October 4, 2008, but elected a partial deferral under the provision related to nonfinancial assets and liabilities that are measured at fair value on a nonrecurring basis. The guidance did not have a material impact on our consolidated financial statements when it was applied to nonfinancial assets and nonfinancial liabilities that are not measured at fair value on a recurring basis, beginning in the first quarter of fiscal year 2010.

In January 2010, the FASB issued authoritative guidance which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and also to describe the reasons for these transfers. This guidance had no impact on our consolidated financial statements when it was adopted in the first quarter of fiscal year 2010.

Fair Value Hierarchy

The accounting standard for fair value measurements specifies a hierarchy for disclosure of fair value measurement. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect our estimates about market data. The three levels are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities for the instrument or security to be valued.

•

Level 2 inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data for substantially the full term of the asset or liability.

•

Level 3 inputs are derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable and are significant to the fair value of the assets or liabilities.

This hierarchy requires the use of observable market data when available. We maintain policies and procedures to value instruments using the best and most relevant data available. Further, we used internal sources and considered external sources to assist us in valuing certain instruments.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Determination of Fair Value

We measure fair value utilizing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following is a description of valuation methodologies we used to measure assets and liabilities at fair value, including an indication of the level in the fair value hierarchy.

Cash equivalents

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash equivalents and are classified as Level 1 in the valuation hierarchy. Cash equivalents such as Certificates of Deposit and Commercial Paper are classified as Level 2 in the valuation hierarchy. The carrying amounts of cash equivalents approximate estimated fair value due to the short-term maturities of those financial assets.

Securities available-for-sale

Equity securities are classified as Level 1 in the valuation hierarchy, where quoted prices are available in an active market. We may utilize an alternative pricing method (for example, matrix pricing) and quotations from bond dealers to assist in determining fair value for each security traded over-the-counter rather than on a securities exchange. Matrix pricing is a mathematical technique which considers information with respect to comparable bond and note transactions or by reference to other securities that are considered comparable in such characteristics as rating, interest rate and maturity date, to determine fair value. Securities priced using such methods are generally classified as Level 2 and typically include U.S. Treasury and agency securities, corporate bonds and municipal bonds.

Deferred compensation

The deferred compensation liability represents our obligation to pay benefits under our non-qualified deferred compensation plan. The related investments, held in a Rabbi Trust, consist of equity securities, primarily mutual funds, and are classified as Level 1 in the valuation hierarchy. Realized gains (losses) to fair value of both the equity securities and the related deferred compensation liabilities are recorded in marketing, general and administrative expense.

Derivatives

In general, and where applicable, we use quoted prices in an active market for derivative assets and liabilities, which are traded on exchanges. These derivative assets and liabilities are classified as Level 1.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

	Balance at October 1, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Amounts in thousands)
Cash equivalents	$150,315	$143,552	$6,763	$—
Short-term and long-term investments
U.S. Treasury and agency securities	29,584	—	29,584	—
Corporate bonds	119,443	—	119,443	—
Municipal bonds	2,043	—	2,043	—
Certificate of deposit	4,408	—	4,408	—
Equity securities	5,042	5,042	—	—

Total assets at fair value	$310,835	$148,594	$162,241	$—

Deferred compensation	$5,042	$5,042	$—	$—
Derivative liabilities	3,609	3,609	—	—

Total liabilities at fair value	$8,651	$8,651	$—	$—

	Balance at October 2, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Amounts in thousands)
Cash equivalents	$164,511	$164,511	$—	$—
Short-term and long-term investments
U.S. Treasury and agency securities	35,730	—	35,730	—
Corporate bonds	83,583	—	83,583	—
Municipal bonds	4,634	—	4,634	—
Equity securities	5,435	5,435	—	—

Total assets at fair value	$293,893	$169,946	$123,947	$—

Deferred compensation	$5,435	$5,435	$—	$—
Derivative liabilities	1,207	1,207	—	—

Total liabilities at fair value	$6,642	$6,642	$—	$—

Non-Marketable Equity Investments

As of October 1, 2010 and October 2, 2009, the portfolio of financial assets excludes $1.7 million and $1.1 million, respectively, of minority equity investments in four and two private companies, respectively, which are accounted for under the cost method and are outside the scope of the authoritative accounting guidance for fair value measurements. These equity investments are included in long-term investments on our consolidated balance sheets.

Note 4. Stock-based Compensation

Stock-based compensation cost is measured at grant date and is based on the fair value of the award. The straight-line method is applied to all grants with service conditions, while the graded vesting method is applied to all grants with both service and performance conditions.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value of our stock-based awards, less expected forfeitures, is amortized over the awards’ vesting period. The effect of recording stock-based compensation for fiscal years ended 2010, 2009 and 2008 was as follows:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Effect of stock-based compensation on income by line item:
Cost of product revenue	$921	$944	$1,025
Cost of service revenue	700	789	1,035
Research, development and engineering expense	4,668	4,620	4,611
Marketing, general and administrative expense	15,679	15,787	16,436
Provision for income taxes	(3,827)	—	(9,386)

Total cost related to stock-based compensation	$18,141	$22,140	$13,721

We estimate the fair value of stock options using the Black-Scholes valuation model. Key input assumptions used to estimate the fair value of stock options include the exercise price of the award, the expected option term, the risk-free interest rate over the option’s expected term, the expected annual dividend yield and the expected stock price volatility. Our expected term is calculated using historical data and assumes that all outstanding options will be exercised at the midpoint of the vest date and the full contractual term and is further adjusted for demographic data. We interpolate the risk-free interest rate from the U.S. Treasury zero-coupon bond that coincides with the expected term. We do not have a history of paying dividends, nor do we expect to in the future. In fiscal year 2009, we determined that a blended volatility, using exclusively our historical and implied volatility measures, best reflects expected volatility over the expected term of the option. Prior to fiscal year 2009, we relied on a blended volatility, using our historical and implied volatility measures, and a peer group implied volatility. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by persons who receive equity awards.

The fair value of each option granted during fiscal years 2010, 2009 and 2008 was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
Expected life (in years)	3.7	3.7	3.6
Expected volatility	51.3%	50.7%	46.1%
Risk-free interest rate	1.6%	1.8%	3.0%
Expected dividend yield	0.0%	0.0%	0.0%
Weighted-average grant date fair value	$12.02	$7.34	$13.47

Stock Incentive Plan

The 2006 Stock Incentive Plan, or the Plan, which replaced the Amended and Restated Omnibus Stock Plan upon shareholder approval on February 9, 2006, provides for the grant of non-qualified share-based awards to our eligible employees, consultants and non-employee directors. As of October 1, 2010, a total of 4,436,484 shares were reserved for future issuance under the Plan.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock option awards granted under the Plan generally have a life no longer than eight years after the date of the grant and generally vest as to 25% one year from date of grant with the remaining 75% vesting in twelve equal quarterly installments so that all options are vested at the end of four years. We normally settle employee stock option exercises with newly issued common shares. Restricted stock awards are granted under the Plan at $0.01 per share and generally vest as to 25% one year from the date of grant with the remaining 75% vesting in twelve equal quarterly installments.

Stock compensation expense associated with restricted common stock and restricted stock units is charged for the difference between the market value on the date of grant and the issuance price, less estimated forfeitures, and is amortized over the awards’ vesting period on a straight-line basis for all grants with service conditions, while the graded vesting method applies to all grants with both service and performance conditions.

The following table summarizes the stock option and restricted stock activity for fiscal year 2010:

	Stock Option Activity				Unvested Restricted Stock Award Activity		Unvested Restricted Stock Unit Activity
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value
			(In years)	(In thousands)
Outstanding at October 2, 2009	6,023,102	$23.33			624,940	$25.39	55,064	$24.53
Granted	558,900	30.73			556,691	33.18	16,410	30.46
Exercised	(910,062)	17.91
Restricted stock vested					(357,824)	25.19	(31,834)	29.04
Forfeited/expired/cancelled	(55,091)	25.26			(35,432)	29.33	—	—

Outstanding at October 1, 2010	5,616,849	$24.93	3.7	$37,799	788,375	$30.80	39,640	$23.36

Options vested and expected to vest at October 1, 2010	5,586,834	$24.91	3.7	$37,689
Options exercisable at October 1, 2010	3,758,748	$23.64	2.8	$29,728

The total intrinsic value is based on our closing stock price of $28.90 as of the last day of fiscal year 2010 and represents the amounts that would have been received by the option holders had all option holders exercised their options as of that date.

As of October 1, 2010, the unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options and restricted stock was $15.8 million and $19.7 million, respectively. These amounts will be recognized over an estimated weighted average amortization period of 2.4 years and 2.9 years, respectively.

The total intrinsic value of options exercised during fiscal years 2010, 2009 and 2008 was $12.7 million, $4.9 million and $4.8 million, respectively, with intrinsic value defined as the difference between the market price on the date of exercise and the grant date strike price. The total amount of cash received from the exercise of these options in fiscal years 2010, 2009 and 2008 was $16.3 million, $6.3 million and $3.9 million, respectively. The actual tax benefit realized for the tax deductions from option exercises in fiscal years 2010, 2009 and 2008 totaled $3.9 million, $1.5 million and $1.5 million, respectively. The total fair value of restricted stock grants that vested during the fiscal years 2010, 2009 and 2008 was $11.8 million, $9.4 million and $16.9 million, respectively.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Stock Purchase Plan

Our employees, who elect to participate in the Employee Stock Purchase Plan, or ESPP, are able to purchase common stock at the lower of 85% of the fair market value of our common stock on the first or last day of the applicable offering period. Typically, each offering period lasts six months. On November 24, 2008, we decided to suspend enrollment and participation in the ESPP from January 1, 2009 to December 31, 2010. As of October 1, 2010, there were a total of 828,266 shares of common stock reserved for issuance under the ESPP. The fair value of shares issued under the ESPP was estimated on the commencement date of each offering period using the Black-Scholes option-pricing model with the following assumptions:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008

Expected life (in years)	0.0	0.5	0.5
Expected volatility	0.0%	49.0%	53.2%
Risk-free interest rate	0.0%	2.1%	2.7%
Expected dividend yield	0.0%	0.0%	0.0%
Weighted-average grant date fair value	$0.00	$10.44	$10.84

Note 5.    Cash, Cash Equivalents and Investments

We consider all highly liquid investments with a remaining maturity of three months or less at the date of purchase to be cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate estimated fair value because of the short-term maturities of those financial instruments. Cash equivalents as of October 1, 2010 and October 2, 2009 were $150.3 million and $164.5 million, respectively.

Investments consist primarily of U.S. Treasury and government agency securities and corporate bonds. All investments have been classified as available-for-sale and are carried at fair value. The cost of securities sold was determined based on the specific identification method. Investments with contractual maturities greater than one year from the date of acquisition have been classified as long-term.

Net realized losses on investments for fiscal year 2010 were approximately $0.1 million. Net realized losses on investments for fiscal year 2009 were approximately $0.5 million. Net realized gains on investments for fiscal year 2008 were approximately $0.4 million. As of October 1, 2010 and October 2, 2009, net unrealized gains on investments of $2.1 million and $0.9 million, respectively, were recorded as other comprehensive income.

We determined that the unrealized losses at as of October 1, 2010, as aggregated by security type in the table below, are temporary. This assessment is based upon the nature of the investments and the causes of the unrealized losses. The investments are in corporate bonds and U.S. Treasury and agency securities, as stated in the investment policy. The unrealized losses relate to the decline in fair value due to differences between the securities’ interest rates at acquisition and current interest rates and the decline in credit worthiness of certain debtors.

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unrealized losses on investments as of October 1, 2010 by investment category and length of time the investment has been in a continuous unrealized loss position are as follows:

	In Loss Position for Less than 12 Months		In Loss Position for 12 Months or More		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
	(Amounts in thousands)
U.S. Treasury and agency securities	$3,002	$(1)	$639	$(8)	$3,641	$(9)
Corporate bonds	19,248	(16)	6,621	(26)	25,869	(42)

Total	$22,250	$(17)	$7,260	$(34)	$29,510	$(51)

Investments by security type as of October 1, 2010 were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Amounts in thousands)
U.S. Treasury and agency securities	$29,072	$521	$(9)	$29,584
Corporate bonds	118,081	1,404	(42)	119,443
Municipal bonds	2,012	31	—	2,043
Certificate of deposit	4,408	—	—	4,408
Other	6,485	240	—	6,725

Total	$160,058	$2,196	$(51)	$162,203

Investments by security type as of October 2, 2009 were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Amounts in thousands)
U.S. Treasury and agency securities	$35,433	$298	$(1)	$35,730
Corporate bonds	82,868	1,048	(333)	83,583
Municipal bonds	4,598	36	—	4,634
Other	6,663	—	(128)	6,535

Total	$129,562	$1,382	$(462)	$130,482

The investment maturities are as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Maturing within 1 year	$60,871	$44,043
Maturing between 1 year and 5 years	101,332	86,439

Total	$162,203	$130,482

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 6. Accounts Receivable

Accounts receivable consist of the following:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Accounts receivable	$225,058	$116,754
Allowance for doubtful accounts	(1,098)	(1,752)

Accounts receivable, net	$223,960	$115,002

Note 7.    Inventories

The components of inventories are as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Raw materials and parts	$89,947	$67,853
Work in process	24,843	13,133
Finished goods	75,748	19,778

Total inventories	$190,538	$100,764

Note 8.    Property, Plant and Equipment

The components of property, plant, and equipment are as follows:

	Useful Life	October 1, 2010	October 2, 2009
	(In years)	(Amounts in thousands)
Land and land improvements	—	$5,790	$6,065
Buildings and leasehold improvements	7-20	64,301	63,131
Machinery and equipment	2-7	136,499	128,442
Construction in progress	—	7,916	5,508

		214,506	203,146
Accumulated depreciation		(146,366)	(137,361)

Property, plant and equipment, net		$68,140	$65,785

Depreciation expense was $15.9 million, $15.6 million and $17.1 million for fiscal years 2010, 2009 and 2008, respectively. There were no capital leases in fiscal years 2010 or 2009.

Note 9.    Notes Payable

On May 23, 2008, we entered into a credit agreement with multiple financial institutions providing for borrowings of a maximum principal amount of up to $100.0 million under an unsecured revolving credit facility. Amounts could be borrowed, repaid and re-borrowed from time to time during the five year commitment period ending May 23, 2013. Borrowings would bear interest at a rate per annum equal to either: (1) the greater of (a) the prime rate and (b) the federal funds rate plus 0.50%; or (2) the sum of (a) LIBOR, with certain adjustments and (b) an “applicable rate,” defined in the credit agreement as a percentage spread based on our

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

leverage ratio. The credit agreement contained events of default and covenants. The credit facility was intended to provide ongoing working capital and cash for acquisitions, repurchases of common stock, capital expenditures and other general corporate purposes. We terminated this credit agreement effective March 27, 2009, pursuant to the terms of the credit agreement.

Our subsidiary in Japan had one credit facility during fiscal years 2010 and 2009. Maximum available borrowing under the facility was Yen 400,000,000 ($4.8 million) at fiscal year end 2010. The loan is not collateralized and contains no restrictive covenants, although the loan is guaranteed by us. The interest rate for the facility is the 3-month Tokyo interbank offered rate (TIBOR) plus 1.00%, which was approximately 1.4% and 1.6% as of October 1, 2010 and October 2, 2009, respectively. There were no outstanding borrowings as of October 1, 2010 and as of October 2, 2009 under this facility. Our subsidiary in Japan also had an additional credit facility during fiscal year 2009, which was terminated in that year.

Our subsidiary in Taiwan terminated their credit facility of $1.0 million during fiscal year 2009. Any outstanding U.S. Dollar borrowings under the Taiwan facility accrued interest at the local base rate plus 2.0% plus taxes.

Our subsidiary in Europe maintains a credit facility that includes overdraft protection of Euro 2.5 million which at October 1, 2010 translated to $3.4 million. Interest accrues at the Euro base rate plus 1.5% and was approximately 6.1% and 6.4% at October 1, 2010 and October 2, 2009, respectively. Borrowings under this facility are payable on demand. The credit facility is not collateralized nor does it contain any restrictive covenants, although the facility is guaranteed by us. There were no outstanding borrowings as of October 1, 2010 and as of October 2, 2009 under this facility.

Note 10.    Accrued Expenses

The components of accrued expenses are as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Accrued incentives	$16,341	$3,637
Accrued employee benefits	9,073	5,041
Accrued payroll	6,400	4,725
Accrued retirement benefits	3,126	578
Other	11,131	8,831

Total accrued expenses	$46,071	$22,812

Note 11.    Restructuring

The semiconductor industry has historically experienced periodic downturns and we have historically recorded restructuring charges in connection with cost reduction initiatives implemented in response to the industry downturns. Restructuring charges typically consist of severance, benefits and outplacement services offered to terminated employees and sometimes include charges for remaining lease payments on facilities that are closed. Prior to any restructuring announcements, the restructuring is approved by the appropriate level of management necessary to commit to the specific actions of the reduction in force.

We began relocating our European operations in Houten, the Netherlands to Schaffhausen, Switzerland, in the fiscal fourth quarter of 2008. The restructuring charge is comprised primarily of one-time termination benefits,

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and contract termination expense related to a facility lease. European restructuring activity is significantly complete. The recognized cost of the European restructuring activity from the date of its commencement to October 1, 2010 is $2.5 million.

Exclusive of cash outlays of $0.7 million related to severance and contract termination costs to exit the Houten facility, there was no significant restructuring activity during fiscal year 2010. Cash outlays related to contract termination costs to exit the Houten facility will continue through fiscal year 2014.

The following table summarizes the restructuring activity for fiscal years 2009 and 2008.

	Ongoing Benefit Arrangements	One-time Termination Benefits	Contract Termination Costs	Other Associated Costs	Total
	(Amounts in thousands)
Accrued charges at September 28, 2007	—	—	—	—	—
Costs incurred	$1,208	$324	—	$75	$1,607
Costs paid	(1,024)	—	—	—	(1,024)
Non-cash settlements	—	—	—	—	—

Accrued charges at October 3, 2008	$184	$324	$—	$75	$583
Costs incurred	6,505	1,598	194	685	8,982
Adjustments	197	(103)	173	(76)	191
Costs paid	(6,878)	(1,337)	(95)	(464)	(8,774)
Non-cash settlements	—	—	—	(192)	(192)

Accrued charges at October 2, 2009	$8	$482	$272	$28	$790

Note 12.    Product Warranties

We warrant that our products will be free from defects in materials and workmanship and will conform to our standard published specifications in effect at the time of delivery for a period of three to twelve months from the date the customer accepts the products. Additionally, we warrant that maintenance services will be performed in a workmanlike manner consistent with generally accepted industry standards for a period of 90 days from the completion of any agreed-upon services. We provide for the estimated cost of product warranties, the amount of which is based primarily upon historical information, at the time product revenue is recognized. Our warranty obligation is affected by a number of factors, including product failure rates, utilization levels, material usage, service delivery costs incurred in correcting a product failure, and supplier warranties on parts delivered to us. Should these factors or other factors affecting warranty costs differ from our estimates, revisions to the estimated warranty liability would be required.

Product warranty activity for fiscal years 2010 and 2009 was as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Beginning Balance	$4,226	$8,339
Accruals for warranties issued during the period	11,078	5,183
Increase (decrease) to pre-existing warranties	793	(873)
Settlements made during the period	(6,733)	(8,423)

Ending Balance	$9,364	$4,226

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of product warranty liability are as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Current portion of product warranty	$8,627	$3,943
Long-term portion of product warranty	737	283

Total product warranty	$9,364	$4,226

Note 13.    Deferred Revenue

The components of deferred revenue are as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Fully deferred systems, installation and acceptance revenue	$35,403	$11,417
Extended warranties	8,397	8,507
Maintenance and service contracts	5,531	4,787
Other deferred revenue	3,002	4,890

Total deferred revenue	$52,333	$29,601

Current portion of deferred revenue	$46,707	$27,098
Long-term portion of deferred revenue	5,626	2,503

Total deferred revenue	$52,333	$29,601

Note 14.    Long-term Accrued Expenses and Other Long-term Liabilities

There were $80.2 million and $66.3 million in long-term accrued expenses and other long-term liabilities as of October 1, 2010 and October 2, 2009, respectively. Included in these amounts were $55.2 million and $47.2 million, respectively, for long-term tax liabilities. In addition, post-employment liabilities, environmental and other costs not expected to be expended within the next year were included in long-term accrued expenses and other long-term liabilities. The current portion was recorded within accrued expenses.

Note 15.    Long-term Debt

In February 2003, we purchased our previously leased facility located in Newburyport, Massachusetts. The purchase price consisted of cash payments totaling $3.4 million, the assumption of the seller’s outstanding loan of $5.1 million and the transfer of other prepaid assets of $0.8 million. The loan has a fixed interest rate of 9.05% with monthly payments of principal and interest until the loan matures in January 2013. The $1.6 million carrying amount of the loan had an estimated fair value of $1.7 million as of October 1, 2010. The fair value of the loan was estimated using a discounted cash flow analysis. The interest rate was estimated based on current market conditions and our financial condition as of October 1, 2010.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The loan payments are as follows:

Fiscal Year	Annual Loan Payments
(Amounts in thousands)
2011	$785
2012	785
2013	196

Total loan payments	1,766
Less: amount representing interest	(174)

Total principal	1,592
Current portion of long-term debt	(668)

Long-term debt	$924

Note 16.    Derivative Financial Instruments

Although the majority of our transactions are in U.S. dollars, some transactions are based in various foreign currencies. We use derivatives to hedge the foreign currency exposure that is associated with certain of our revenues, assets and liabilities denominated in various non-U.S. dollar currencies.

We hedge our exposure in foreign currency denominated assets and liabilities with foreign currency forward contracts. Since these derivatives hedge existing exposures that are denominated in non-U.S. dollar currencies, these contracts do not qualify for hedge accounting.

We also use foreign currency forward contracts to hedge our exposure on non-U.S. dollar forecasted revenue transactions. These derivatives are designated as cash flow hedges. We do not engage in currency speculation. For purposes of presentation within the consolidated statements of cash flows, derivative gains and losses are presented within net cash provided by operating activities.

Cash flow hedges

A designated hedge of the exposure to variability in the future cash flows of an asset or liability, or of a forecasted transaction, is referred to as a cash flow hedge. We use foreign currency forward contracts to hedge exposures on forecasted non-U.S dollar denominated sales transactions. These instruments generally mature within 12 months. These derivative instruments are recognized on the balance sheet at fair value and changes in the fair value are reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity. Once the underlying forecasted transaction is realized, the gain or loss from the derivative is reclassified from other comprehensive (loss) income to the consolidated statements of operations, in the related revenue caption, as appropriate. Gains and losses on the derivative instruments representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized immediately in other expense, net, in the consolidated statements of operations.

Non-designated hedges

Forward exchange contracts are generally used to hedge certain non-U.S. dollar denominated assets or liabilities. These derivatives are not designated for hedge accounting treatment. Accordingly, these outstanding non-designated derivatives are recognized on the balance sheet at fair value and changes in the fair value of these hedges are recorded in other expense, net, in the consolidated statements of operations.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the types of derivative instruments outstanding as of October 1, 2010 (amounts in thousands):

	Fair Values of Derivative Instruments
	Liability Derivatives
	Balance Sheet Line Item	Fair Value
Derivatives designated as hedging instruments:
Foreign exchange contracts	Other liabilities	$(2,501)
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other liabilities	$(1,108)

The following table provides the types of derivative instruments outstanding as of October 2, 2009 (amounts in thousands):

	Fair Values of Derivative Instruments
	Liability Derivatives
	Balance Sheet Line Item	Fair Value
Derivatives designated as hedging instruments:
Foreign exchange contracts	Other liabilities	$(11)
Derivatives not designated as hedging instruments:
Foreign exchange contracts	Other liabilities	$(1,196)

The following table provides the effect derivative instruments had on accumulated other comprehensive (loss) income and the consolidated statement of operations for fiscal year end 2010 (amounts in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)		Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Amount	Line Item	Amount	Line Item	Amount
Foreign exchange contracts	$(2,255)	Product revenue	$(501)	Other expense, net	$—

Derivatives Not Designated as Hedging Instruments				Gain or (Loss) Recognized in Income on Derivative
				Line Item	Amount
Foreign exchange contracts				Other expense, net	$(3,895)

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table provides the effect derivative instruments had on accumulated other comprehensive income (loss) and the consolidated statement of operations for fiscal year end 2009 (amounts in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Gain (Loss) Recognized in Other Comprehensive Income on Derivative (Effective Portion)	Gain (Loss) Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)		Gain (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Amount	Line Item	Amount	Line Item	Amount
Foreign exchange contracts	$(1,821)	Product revenue	$(1,719)	Other expense, net	$113

Derivatives Not Designated as Hedging Instruments				Gain or (Loss) Recognized in Income on Derivative
				Line Item	Amount
Foreign exchange contracts				Other expense, net	$(4,247)

Forward Exchange Contracts

As a multinational company, we face exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as our business practices evolve and could impact our financial results. We use derivative instruments to protect our foreign operations from fluctuations in earnings and cash flows caused by volatility in currency exchange rates. We hedge our current exposures and a portion of our anticipated foreign currency exposures with foreign currency forward contracts having terms of up to twelve months.

We have established balance sheet and forecasted transaction currency risk management programs to protect against fluctuations in fair value and the volatility of future cash flows caused by changes in the exchange rates. These programs reduce, but do not always entirely eliminate, the impact of currency exchange movements. Historically, our primary exposures have resulted from non-U.S. dollar denominated sales and purchases in Asia Pacific and Europe. We do not use derivative instruments for trading or speculative purposes.

We hedge currency exposures that are associated with certain of our assets and liabilities denominated in various non-U.S. dollar currencies. Net foreign exchange losses for fiscal years 2010, 2009 and 2008 were $0.9 million, $0.4 million and $0.3 million, respectively.

Our international sales, except for those in Japan, are primarily denominated in the U.S. dollar. For foreign currency-denominated sales, however, the volatility of the foreign currency markets represents risk to us. Upon forecasting the exposure, we enter into hedges with forward sales contracts whose critical terms are designed to match those of the underlying exposure. These hedges are evaluated for effectiveness at least quarterly using the change in value of the forward contracts to the change in value of the underlying transaction, with the effective portion of the hedge accumulated in other comprehensive income. Any measured ineffectiveness is included immediately in other income and expense in the consolidated statements of operations. There was an immaterial amount of ineffectiveness recognized during fiscal years 2010 and 2009.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The table below presents the notional amounts (at the contract exchange rates), the weighted-average contractual foreign currency exchange rates and the estimated fair value of our contracts outstanding as of October 1, 2010 and October 2, 2009.

	October 1, 2010			October 2, 2009
	Notional Value	Contract Rate	Estimated Fair Value - Gain (Loss)	Notional Value	Contract Rate	Estimated Fair Value - Gain (Loss)
	(Dollars in thousands)
Foreign currency purchase contracts:
Japanese Yen	$15,534	86.96	$(23)	$—	—	$—
Singapore Dollar	4,606	1.35	104	1,460	1.43	24
Korean Won	—	—	—	6,289	1,182.13	15
New Taiwan Dollar	917	31.70	11	—	—	—
Euro	—	—	—	1,143	1.43	23

Total foreign currency purchase contracts	$21,057		$92	$8,892		$62

Foreign currency sell contracts:
Japanese Yen	$104,718	86.23	$(2,995)	$17,946	92.00	$(445)
Korean Won	23,573	1,165.49	(648)	13,318	1,250.50	(806)
Israeli Shekel	1,109	3.79	(38)	1,053	3.80	(7)
Euro	320	1.28	(20)	—	—	—
New Taiwan Dollar	—	—	—	640	32.70	(11)

Total foreign currency sell contracts	$129,720		$(3,701)	$32,957		$(1,269)

Total contracts	$150,777		$(3,609)	$41,849		$(1,207)

Note 17.    Income Taxes

The provisions for income taxes are as follows:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Current
U.S. Federal	$22,381	$(2,172)	$46,343
State	883	9	1,274
Foreign	7,235	958	10,220

Total current	30,499	(1,205)	57,837

Deferred
U.S. Federal	(3,466)	(190)	5,573
State	(300)	(9)	249
Foreign	3,256	(79)	(2,264)

Total deferred	(510)	(278)	3,558

Provision for income taxes	$29,989	$(1,483)	$61,395

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total pre-tax income (loss) consists of the following:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
U.S.	$28,198	$(18,345)	$100,247
Foreign	161,375	(21,136)	60,664

Total	$189,573	$(39,481)	$160,911

The effective tax rate on pre-tax income differs from the U.S. federal statutory tax rate as a result of the following:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
U.S. Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net	0.4	—	0.9
Domestic manufacturing/export sales incentive	(0.1)	—	(0.5)
Research and development tax credits	(0.4)	2.0	(2.9)
Foreign tax differential and net U.S. tax on foreign income	(19.3)	(27.0)	6.2
Tax return adjustments	(0.3)	(2.9)	(1.3)
Other	0.5	(3.3)	0.8

Effective tax rate	15.8%	3.8%	38.2%

U.S. income taxes and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not provided for on a cumulative total of approximately $155 million of undistributed earnings for certain foreign subsidiaries as of the end of fiscal 2010. We intend to reinvest these earnings indefinitely in our foreign subsidiaries. If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, we would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the deferred tax assets and liabilities were as follows:

	October 1, 2010	October 2, 2009
	(Amounts in thousands)
Deferred tax assets (liabilities):
Inventory	$11,077	$9,904
Product warranty	749	535
Deferred revenue	1,588	1,881
Accrued vacation and other compensation	10,474	5,430
Allowance for doubtful accounts	—	181
State tax credit carryforwards	11,712	10,608
Stock compensation	9,869	7,242
Net operating loss	2,097	6,800
Property, plant and equipment	(6,471)	(3,018)
Other	(1,969)	(1,328)

Total deferred tax assets (liabilities)	39,126	38,235
Less: Valuation allowance	(13,808)	(13,309)

Total net deferred tax assets	$25,318	$24,926

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets include gross state tax credit carryforwards of $20.5 million, $19.5 million and $17.0 million at fiscal year end 2010, 2009 and 2008, respectively. These credits begin to expire in fiscal year 2018. Net operating losses included in deferred tax assets begin to expire in 2014.

We record a valuation allowance against deferred tax assets if it is more likely than not that a portion of the deferred tax asset will not be realized. We evaluate both the positive and negative evidence bearing upon the realizability of our deferred tax assets. We consider future taxable income, ongoing prudent and feasible tax planning strategies and the ability to utilize tax losses and credits in assessing the need for a valuation allowance. A valuation allowance related to certain state tax credit and net operating loss carryforwards has been recorded. Although, due to the global reorganization, we have increased our utilization of state tax credits, management has concluded that it is more likely than not that a portion of these credits will not be utilized, since historically the annual amount of state credits generated exceeds the amount of credits that can be used. We record a benefit to the tax provision and corresponding reduction in the valuation allowance related to the utilization of state tax credits generated in prior years. Should we determine that we are not able to realize all or part of our other deferred tax assets in the future, a valuation allowance would be required resulting in an expense recorded within the provision for income taxes in the statement of income in the period in which such determination was made. It is possible that the amount of the deferred tax asset considered realizable could be reduced in the near term, if our forecast of future taxable income is reduced. Our effective tax rate is affected by levels of taxable income in domestic and foreign tax jurisdictions, U.S. tax credits generated and utilized for research and development expenditures, U.S. foreign income exclusion, investment tax credits and other tax incentives specific to domestic and foreign operations.

We benefit from tax incentives on approved investments in Singapore and Switzerland. The Singapore tax incentive expired on September 30, 2010. The Switzerland tax incentives are for periods ranging from five to ten years and are scheduled to expire within three to seven years. As a result of the tax holidays, our net income was higher by $14.6 million ($0.20 per share), lower by $0.9 million ($0.01 per share) and higher by $2.4 million

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

($0.03 per share) for fiscal years 2010, 2009 and 2008, respectively. The benefit of losses incurred in Switzerland in fiscal year 2009 at a reduced rate resulted in an overall negative impact of the tax holidays to the consolidated financial statements in that year. We do not expect the expiration of the Singapore incentive to have a material effect on the tax rate in the future.

In fiscal years 2010, 2009 and 2008, tax deductions associated with certain exercises of stock options, activity related to our ESPP and vesting of certain restricted stock shares resulted in a tax benefit recorded to capital in excess of par value of $3.3 million, $0.6 million and $2.6 million, respectively. We have elected to account for the indirect benefits of stock-based compensation on the research tax credit, extraterritorial income deduction and qualified production deduction through the statement of operations rather than through paid-in-capital.

The aggregate changes in the balances of gross unrecognized tax benefits were as follows:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Beginning Balance	$55,035	$52,394	$40,758
Increases for tax positions taken in prior years	326	650	1,587
Decreases for tax positions taken in prior years	(313)	(1,117)	(341)
Increases for tax positions taken in current years	9,739	4,894	10,390
Decreases for lapsing of the statute of limitations	(2,195)	(1,786)	—

Ending Balance	$62,592	$55,035	$52,394

The net increase in the reserve for unrecognized tax benefits during fiscal year 2010 was $7.6 million for positions taken in the current year. Of the $62.6 million of unrecognized tax benefits, $60.9 million would impact the effective tax rate, if recognized. The difference between the total amount of unrecognized tax benefits and the amount that would impact the effective rate consists of items that are offset by deferred tax assets, relating to state tax credits which are fully offset by a valuation allowance. As of fiscal year end 2010 and 2009, we accrued $5.2 million and $4.1 million, respectively, of interest and penalties related to unrecognized tax benefits. We include interest and penalties related to unrecognized tax benefits within our provision for income taxes.

We and our subsidiaries are subject to examination by federal, state and foreign tax authorities. The statute of limitations for our tax filings with federal, state and foreign tax authorities is generally open for fiscal years 2003 through the present. The Internal Revenue Service, or IRS, commenced an examination of fiscal year 2007 in December of 2008. The IRS completed examinations of certain refund claims filed for fiscal years 2002 to 2004 and we filed a protest of the refund claim audit findings with the Appeals Office of the IRS. The IRS audit of fiscal year 2007 is continuing and has been extended to include fiscal year 2009. It is unknown whether agreement on the refund claims or resolution of the IRS audit of fiscal years 2007 and 2009 will be reached within the next twelve months. The favorable resolution of the claims filed with the Appeals Office could result in a benefit to the tax provision of up to $5.8 million, excluding interest. Based on the status of the IRS audit, it is not possible to estimate the impact of the amount of any changes to our previously recorded uncertain tax positions. It is possible that up to $26.8 million of unrecognized tax positions, excluding interest and penalties, may be recognized within one year as the result of the lapse of statutes of limitations.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 18.    Computation of Net Income (Loss) Per Share

Basic net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock and participating unvested restricted stock outstanding during the reporting period. Diluted net income (loss) per share includes additional dilution from stock issuable pursuant to the exercise of outstanding stock options and non-participating unvested restricted stock. Options to purchase common shares with exercise prices that exceeded the market value of the underlying common stock are excluded from the computation of diluted earnings per share. For purposes of the diluted net income (loss) per share calculation, the additional shares issuable upon exercise of stock options are determined using the treasury stock method, which includes share-based compensation expense as assumed proceeds and the tax effect of such compensation.

The calculation of assumed proceeds, used to determine diluted weighted average shares outstanding under the treasury stock method is adjusted by tax windfalls and shortfalls associated with outstanding stock awards. Windfalls and shortfalls are computed by comparing the tax deductible amount of outstanding stock awards to their grant date fair values and multiplying the result by the applicable statutory tax rate. A positive result creates a windfall, which increases the assumed proceeds and a negative result creates a shortfall, which reduces the assumed proceeds.

In the first quarter of fiscal year 2010, we retrospectively adopted the authoritative guidance for determining whether instruments granted in share-based payment transactions are participating securities and, therefore, should be included in computing earnings per share pursuant to the two-class method. The two-class method determines earnings per share for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participating rights in undistributed earnings. Our restricted stock awards granted to employees are considered participating securities as they receive rights to non-forfeitable dividends or dividend equivalents at the same rate as common stockholders and thus are included in computing our earnings per share. The effect of this adoption impacted both previously reported basic and diluted net loss per share by $0.01 for fiscal year 2009, and basic and diluted net income per share by $(0.02) and $(0.01), respectively, for fiscal year 2008.

A reconciliation of the numerator and denominator used in the net income (loss) per share calculations is presented as follows:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands, except per share data)
Numerator
Net income (loss)	$159,584	$(37,998)	$99,516

Denominator
Denominator for basic net income (loss) per share:
Weighted average shares outstanding	74,372	73,075	74,320
Effect of dilutive securities:
Stock options	903	—	1,073

Denominator for diluted net income (loss) per share	75,275	73,075	75,393

Net income (loss) per share—basic	$2.15	$(0.52)	$1.34
Net income (loss) per share—diluted	$2.12	$(0.52)	$1.32

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock options to purchase the following number of shares of common stock were not included in our calculations of diluted earnings per share, as the effect of including them would be anti-dilutive:

	Fiscal Year Ended
	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Stock options	1,914.8	4,122.6	1,027.3

Note 19.    Share Repurchase Plan

In October 2004, our board of directors authorized the repurchase, from time to time, of up to $100.0 million of our common stock on the open market. Subsequently, our board of directors voted to increase to the amount of funds that may be expended in repurchasing our common stock to a total of $800.0 million. The program does not have a fixed expiration date. As of fiscal year end 2010, approximately $67.7 million remained available for repurchase under our existing repurchase authorization.

We repurchased the following shares of our common stock under our share repurchase plan:

	October 1, 2010	October 2, 2009	October 3, 2008
	(Amounts in thousands)
Cost of stock repurchased	$17,982	$—	$179,454
Shares of stock repurchased	671,700	—	4,751,480
Average price paid per share	$26.74	—	$37.74

We repurchased an additional 421,385 shares for a total cost of $12.8 million between October 2, 2010 and November 15, 2010, the latest practicable date prior to the filing date of this annual report on Form 10-K.

Note 20.    Retirement Plans

We have a defined contribution retirement plan covering substantially all of our U.S. employees. Generally, we make a guaranteed contribution, and in some years a discretionary contribution, to each participant’s account, typically based on fiscal year earnings achievement and calculated as a percentage of the participant’s base pay. Participants are entitled, upon termination or retirement, to their portion of the retirement fund assets, which are held by a third-party custodian. Through fiscal year 2010, we had two subsidiary-sponsored defined benefit pension plans. In late fiscal year 2010, one of these plans was terminated and replaced by a defined contribution plan. The obligation related to this plan was settled by either cash payments to employees or transfers of assets to third party investment accounts as designated by the employee.

In connection with the spin-off from Varian Associates, Inc, we have defined benefit retirement plan liabilities. This plan is administered by Varian Medical Systems, Inc, or VMS. We reimburse VMS for shared costs related to this plan.

Our liabilities related to pension and other post-retirement benefits were $7.4 million and $8.6 million as of fiscal year end 2010 and 2009, respectively. In fiscal years 2010, 2009 and 2008, our retirement benefit expense was $5.2 million, $2.0 million and $7.6 million, respectively. Our defined contribution retirement plan operates on a calendar year basis. Corporate contributions were suspended from January 1, 2009 to December 31, 2009 due to cost reduction efforts in response to the industry downturn.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21.    Lease Commitments

We lease various types of warehouse and office facilities and equipment, furniture and fixtures under non-cancelable lease agreements that expire at various dates. Future minimum lease payments under operating leases are as follows:

Fiscal Year	Operating Leases
(Amounts in thousands)
2011	$2,306
2012	1,094
2013	816
2014	392
2015	229

Total minimum lease payments	$4,837

Rental expense was $2.9 million in fiscal year 2010. In both fiscal years 2009 and 2008 rental expense was $3.1 million, respectively.

Note 22.    Commitments, Contingencies and Guarantees

As permitted under Delaware law, we have agreements whereby we indemnify our officers and directors for certain events or occurrences while the officer or director is, or was, serving in such capacity at our request. The term of the indemnification period is upon the later of (i) ten years after the person has ceased being an officer or director, or (ii) the termination of all pending or threatened actions, suits, proceedings or investigations. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have a director and officer insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, as of October 1, 2010 and October 2, 2009, we had no liabilities recorded for these agreements.

We enter into indemnification agreements in the normal course of business. Pursuant to these agreements, we indemnify, hold harmless, and agree to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our customers, in connection with any patent, or any copyright or other intellectual property infringement claim by any third party with respect to our products. We generally seek to limit liability for such indemnity to an amount not to exceed the sales price of the products subject to the indemnification obligations. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements may be unlimited. Based on information available, we believe the estimated fair value of these agreements is minimal. Accordingly, as of October 1, 2010 and October 2, 2009, we had no liabilities recorded for these agreements.

We also indemnify certain customers with respect to damages, losses and liabilities they may suffer or incur relating to personal injury, personal property damage, product liability, and environmental claims related to the use of our products and services or resulting from the acts or omissions of us, our employees, officers, authorized agents or subcontractors. We have general and umbrella insurance policies that limit our exposure under these indemnification obligations and guarantees. As a result of our insurance policy coverage and based on information available, we believe the estimated fair value of these indemnification agreements is minimal. Accordingly, as of October 1, 2010 and October 2, 2009, we had no liabilities recorded for these agreements.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to the spin-off of Varian Semiconductor from Varian Associates, Inc., or VAI, Varian Semiconductor’s business was operated as the Semiconductor Equipment Business, or SEB, of VAI. On April 2, 1999, VAI contributed its SEB to Varian Semiconductor, its Instruments Business to Varian, Inc., or VI, and changed its name to Varian Medical Systems, Inc., or VMS. In May 2010, VI became a wholly owned subsidiary of Agilent Technologies, Inc. In connection with the spin-off from VAI, Varian Semiconductor, VMS and VI entered into certain agreements which include a Distribution Agreement, an Employee Benefits Allocation Agreement, an Intellectual Property Agreement, a Tax Sharing Agreement, and a Transition Services Agreement, (collectively, the Distribution Related Agreements) whereby Varian Semiconductor agreed to indemnify VMS and VI for any costs, liabilities or expenses relating to Varian Semiconductor’s legal proceedings. Under the Distribution Related Agreements, Varian Semiconductor has agreed to reimburse VMS for one-third of the costs, liabilities, and expenses, adjusted for any related tax benefits recognized or realized by VMS, with respect to certain legal proceedings relating to discontinued operations of VMS. We believe, difference between the estimated fair value of the indemnification agreements and the amounts recorded in our financial statements, is minimal.

Our operations are subject to various foreign, federal, state and/or local laws relating to the protection of the environment. These include laws regarding discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product’s useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of certain operations.

We also enter into purchase order commitments in the normal course of business. As of fiscal year end 2010, we had $85.1 million of purchase order commitments with various suppliers. In addition, we maintain vendor liability agreements whereby product can be delivered within our lead time requirements. As of October 1, 2010, our maximum liability under these arrangements was approximately $30.0 million.

Environmental Remediation

VAI has been named by the United States Environmental Protection Agency and third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, at eight sites where VAI is alleged to have shipped manufacturing waste for recycling or disposal. VAI is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former VAI facilities (including facilities disposed of in connection with VAI’s sale of its Electron Devices business during fiscal year 1995, and the sale of its Thin Film Systems business during fiscal year 1997). The Distribution Related Agreements provide that each of VMS, Varian Semiconductor and VI, a wholly owned subsidiary of Agilent Technologies, Inc. as of May 2010, will indemnify the others for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon payment of these costs.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. Per the estimates provided by VMS, we have accrued $0.9 million and $1.0 million, respectively, in estimated environmental investigation and remediation costs for these sites and facilities as of fiscal year end 2010 and 2009. As to other sites and facilities, sufficient knowledge has been gained to be able to reasonably estimate the scope and costs of future environmental activities. As such, we have accrued $3.8 million and $4.0 million, respectively, as of fiscal year end 2010 and 2009, which represents future costs discounted at 7%, net of inflation, to cover our portion of these costs. This reserve is in addition to the $0.9 million and $1.0 million, respectively, as of fiscal year end 2010 and 2009, as previously described.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of fiscal year end 2010, our environmental liability, based upon future environmental-related costs estimated by VMS as of that date and included in current and long-term accrued expenses, is calculated as follows:

Year	Recurring Costs	Non-recurring Costs	Total Anticipated Future Costs
	(Amounts in millions)
2011	$0.4	$0.4	$0.8
2012	0.2	0.3	0.5
2013	0.2	0.1	0.3
2014	0.3	0.2	0.5
2015	0.2	0.4	0.6
Thereafter	3.0	0.6	3.6

Total costs	$4.3	$2.0	6.3

Less: imputed interest			1.4

Environmental liability			$4.9

As of fiscal year end 2010, the current portion of the reserve is $0.7 million and the long-term portion of the reserve is $4.0 million, which is included in long-term accrued expenses. The difference of $0.2 million between the total anticipated future costs and the amounts recognized on our balance sheet as of fiscal year end 2010 is attributable to the pay down of the obligation in the fourth quarter of fiscal year 2010.

The amounts set forth in the foregoing table are only estimates of anticipated future environmental-related costs and the amounts actually spent in the years indicated may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites where VMS is undertaking such investigation and remediation activities. VMS believes that most of these cost ranges will narrow as investigation and remediation activities progress. We believe our reserves are adequate, but as the scope of the obligations become more clearly defined, these reserves may be modified and related charges against income may be made.

Although any ultimate liability arising from environmental-related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to our financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to management and our best assessment of the ultimate amount and timing of environmental-related events, our management believes that the costs of these environmental-related matters are not reasonably likely to have a material adverse effect on our consolidated financial statements.

We evaluate our liability for environmental-related investigation and remediation in light of the liability and financial wherewithal of potentially responsible parties and insurance companies where we believe that we have rights to contribution, indemnity and/or reimbursement. Claims for recovery of environmental investigation and remediation costs already incurred, and to be incurred in the future, have been asserted against various insurance companies and other third parties. In 1992, VAI filed a lawsuit against 36 insurance companies with respect to most of the above-referenced sites and facilities. VAI received certain cash settlements with respect to these lawsuits in prior years. VMS has also reached an agreement with an insurance company under which the insurance company agreed to pay a portion of our past and future environmental-related expenditures. Although VMS intends to aggressively pursue additional insurance recoveries, we have not reduced any liability in anticipation of recovery with respect to claims made against third parties.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Legal Proceedings

We are currently a party to legal disputes. While we believe we have meritorious claims and/or defenses with respect to each dispute, the outcomes are not determinable. Management believes that the ultimate outcome of these disputes, individually and in the aggregate, will not have a material adverse effect on our financial condition or results of our operations.

Note 23.    Other Transactions with Affiliates

Operations prior to April 2, 1999 had been part of the former VAI, which now operates as VMS. On April 2, 1999, VAI contributed its SEB to Varian Semiconductor, then distributed to the holders of record of VAI common stock one share of common stock of Varian Semiconductor for each share of VAI common stock owned on March 24, 1999. At the same time, VAI contributed its Instruments Business, or IB, to VI and distributed to the holders of record of VAI common stock one share of common stock of IB for each share of VAI common stock owned on March 24, 1999. VAI retained its Health Care Systems business and changed its name to VMS effective as of April 2, 1999. These transactions were accomplished under the terms of a Distribution Agreement by and among Varian Semiconductor, VAI, hereafter referred to as VMS for periods following the spin-off and VI, or the Distribution Agreement. For purposes of providing an orderly transition and to define certain ongoing relationships between and among Varian Semiconductor, VMS and VI after the spin-off, Varian Semiconductor, VMS and VI also entered into the Distribution Related Agreements. In May 2010, VI became a wholly owned subsidiary of Agilent Technologies, Inc.

The Distribution Related Agreements provide that from and after the spin-off, VMS, VI and Varian Semiconductor will indemnify each and their respective subsidiaries, directors, officers, employees and agents against all losses arising in connection with shared liabilities (including certain environmental and legal liabilities). All shared liabilities will be managed and administered by VMS and expenses and losses, net of proceeds and other receivables, will be borne one-third each by VMS, VI, and Varian Semiconductor. The Distribution Related Agreements also provide that we shall assume all of our liabilities, other than shared liabilities (including accounts payable, accrued payroll and pension liabilities) in accordance with their terms. During fiscal years 2010, 2009 and 2008, we were charged $1.1 million, $0.8 million and $1.0 million, respectively, by VMS in settlement of these obligations.

Note 24.    Operating Segments and Geographic Information

We have determined that we operate in one business segment: the manufacturing, marketing and servicing of semiconductor processing equipment for ion implantation systems. Since we operate in one segment, all financial segment information can be found in the consolidated financial statements.

Revenue from our ten largest customers in fiscal years 2010, 2009 and 2008 accounted for approximately 80%, 73% and 74% of total revenue, respectively. In fiscal year 2010, revenue from tsmc and Samsung accounted for 23% and 13%, respectively, of our total revenue. In fiscal year 2009, revenue from Intel and tsmc accounted for 21% and 16%, respectively, of our total revenue. In fiscal year 2008, revenue from Samsung and Intel accounted for 16% and 13%, respectively, of our total revenue.

Sales to Asia Pacific accounted for 78%, 63% and 70% of revenues in fiscal years 2010, 2009 and 2008, respectively. Our North American sales accounted for 15%, 28% and 22% of total revenues in fiscal years 2010, 2009 and 2008. European sales accounted for 8%, 9% and 8% of our total revenues in fiscal years 2010, 2009 and 2008 respectively.

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes revenue for the fiscal years 2010, 2009 and 2008 based on final destination and long-lived assets as of fiscal years 2010, 2009 and 2008 by geography:

	North America	Europe	Japan	Taiwan	Korea	Singapore	Other	Consolidated
	(Amounts in thousands)
Revenue
Fiscal Year Ended October 1, 2010	$121,060	$62,536	$50,998	$288,544	$142,129	$89,054	$77,459	$831,780
Fiscal Year Ended October 2, 2009	$103,257	$31,716	$48,751	$97,950	$36,279	$19,614	$24,514	$362,081
Fiscal Year Ended October 3, 2008	$185,883	$62,635	$56,678	$261,391	$154,417	$62,457	$50,600	$834,061

Long Lived Assets as of:
October 1, 2010	64,290	1,169	135	453	4,852	96	38	$71,033
October 2, 2009	61,565	1,056	150	430	5,024	153	71	$68,449
October 3, 2008	60,617	379	296	553	7,055	232	113	$69,245

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

(Amounts in thousands)

Description	Balance at Beginning of Period	Charges to Expenses	Charged to Other Accounts	Deductions		Balance at End of Period
				Description	Amount
Allowance for Doubtful Accounts & Accounts Receivable
Fiscal Year End 2010	$1,752	$(361)	$(1)	Write-offs & adjustments	$292	$1,098
Fiscal Year End 2009	$1,280	$480	$(2)	Write-offs & adjustments	$6	$1,752
Fiscal Year End 2008	$560	$807	$(72)	Write-offs & adjustments	$15	$1,280

Excess and Obsolete Inventory Provision
Fiscal Year End 2010	$32,548	$2,616	$—	Write-offs & adjustments	$3,620	$31,544
Fiscal Year End 2009	$29,870	$9,640	$—	Write-offs & adjustments	$6,962	$32,548
Fiscal Year End 2008	$23,738	$8,544	$—	Write-offs & adjustments	$2,412	$29,870

Valuation Allowance on Deferred Tax Asset
Fiscal Year End 2010	$13,309	$499	$—	Write-offs & adjustments	$—	$13,808
Fiscal Year End 2009	$10,996	$2,313	$—	Write-offs & adjustments	$—	$13,309
Fiscal Year End 2008	$12,089	$(1,093)	$—	State tax credit carryforwards	$—	$10,996